SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
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      (as permitted by Rule 14a-6(e)(2)
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                               Toll Brothers, Inc.
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)


________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

                                     [LOGO]

                               TOLL BROTHERS, INC.
                              3103 PHILMONT AVENUE
                           HUNTINGDON VALLEY, PA 19006

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON THURSDAY, MARCH 22, 2001

                            ------------------------

      The Annual Meeting of Stockholders (the "Meeting") of Toll Brothers, Inc. (the "Company") will be held on Thursday, March 22, 2001 at 11:30 a.m., at the offices of the Company, 3103 Philmont Avenue, Huntingdon Valley, Pennsylvania 19006, for the following purposes:

            1. To elect four directors to hold office until the 2004 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. (The terms of office of the other directors do not expire until 2002 or 2003.)

            2. To consider and act upon approval of proposed amendments to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's capital stock.

            3. To consider and act upon approval of a proposed amendment to the Toll Brothers, Inc. Cash Bonus Plan.

            4. To consider and act upon approval of the Toll Brothers, Inc. Executive Officer Cash Bonus Plan.

            5. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

      The Board of Directors has fixed the close of business on January 26, 2001 as the record date for the Meeting. Only stockholders of record at that time are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

      The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the Meeting. The Board of Directors urges you to sign, date and return the enclosed proxy promptly, although you are cordially invited to attend the Meeting in person. The return of the enclosed proxy will not affect your right to vote in person if you do attend the Meeting.


                                          MICHAEL I. SNYDER
                                            Secretary

February 1, 2001

                               TOLL BROTHERS, INC.
                              3103 PHILMONT AVENUE
                           HUNTINGDON VALLEY, PA 19006

                            ------------------------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            THURSDAY, MARCH 22, 2001

                          ----------------------------

                                     GENERAL

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Toll Brothers, Inc., a Delaware corporation (the "Company"), for use at the Company's Annual Meeting of Stockholders (the "Meeting"), which will be held on the date, at the time and place, and for the purposes set forth in the foregoing notice, and any adjournment or postponement thereof. This proxy statement, the foregoing notice and the enclosed proxy are first being sent to stockholders of the Company (the "Stockholders") on or about February 5, 2001.

      The Board of Directors does not intend to bring any matter before the Meeting except as specifically indicated in the notice and does not know of anyone else who intends to do so. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. If the enclosed proxy is properly executed and returned to, and received by, the Company prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, the shares will be voted "FOR" the nominees of the Board of Directors in the election of the four directors whose terms of office will extend until the 2004 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified, "FOR" the approval of the proposed amendments to the Company's Certificate of Incorporation to increase the number of shares of the Company's capital stock, "FOR" the proposed amendment to the Toll Brothers, Inc. Cash Bonus Plan and "FOR" the approval of the Toll Brothers, Inc. Executive Officer Cash Bonus Plan.

      Any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date, or by attending the Meeting and voting in person.

                    VOTING SECURITIES AND SECURITY OWNERSHIP

Shares Entitled To Vote, Required Vote and Quorum

      At the close of business on January 26, 2001, there were 36,494,010 shares of the Company's common stock outstanding. The Company has no other class of voting securities outstanding. The record date fixed by the Board of Directors for the determination of Stockholders entitled to notice of and to vote at the Meeting is January 26, 2001. At the Meeting, Stockholders will be entitled to one vote for each share of common stock owned of record at the close of business on the record date. The presence at the Meeting, in person or by proxy, of persons entitled to cast the votes of a majority of such outstanding shares of common stock will constitute a quorum for consideration of the matters expected to be voted on at the Meeting. Abstentions and broker non-votes(i.e., shares held of record by a broker which are not voted because the broker has not received voting instructions from the beneficial owner of the shares and lacks the authority to vote the shares in its discretion) represented by submitted proxies will be included in the calculation of the number of shares present at the Meeting for the purposes of determining a quorum.

      Proposal One: Directors are elected by a plurality and the four nominees who receive the most votes will be elected. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.

      Proposal Two: To be approved, the proposed amendments to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's capital stock must receive the affirmative vote of a majority of the outstanding shares of common stock entitled to vote thereon. Abstentions and broker non-votes will have the effect of negative votes on this proposal.

      Proposal Three: To be approved, the amendment to the Cash Bonus Plan must receive the affirmative vote of a majority of the outstanding shares of common stock present in person or by proxy at the Meeting and entitled to vote. Broker non-votes will not affect the outcome of the vote on this matter. Abstentions will have the effect of negative votes.

      Proposal Four: To be approved, the Toll Brothers, Inc. Executive Officer Cash Bonus Plan must receive the affirmative vote of a majority of the outstanding shares of common stock present in person or by proxy at the Meeting and entitled to vote. Broker non-votes will not affect the outcome of the vote on this matter. Abstentions will have the effect of negative votes.

Security Ownership of Principal Stockholders and Management

      The following table sets forth certain information respecting the holdings of: (i) each person who was known to the Company to be the beneficial owner of more than 5% of the common stock of the Company; (ii) each director and nominee for director of the Company and each executive officer named in the Summary Compensation Table under "Executive Compensation"; and (iii) all directors and executive officers of the Company as a group. This information is as of January 26, 2001, except as otherwise indicated. Each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated.

                                                                         Percent of
                                              Amount and Nature of         Common
Name of Beneficial Owner                      Beneficial Ownership(1)      Stock(1)
------------------------                      -----------------------      --------
Robert I. Toll ...........................         7,519,778(2)(3)          19.7
Bruce E. Toll ............................         5,309,230(2)             14.2
Wellington Management Company, LLP .......         3,846,716(4)             10.5
Lazard Freres & Co. LLC ..................         2,618,340(5)              7.2
Zvi Barzilay .............................           551,249                 1.5
Robert S. Blank ..........................           109,023                   *
Edward G. Boehne .........................                 0
Richard J. Braemer .......................           124,250                   *
Roger S. Hillas ..........................           128,175                   *
Carl B. Marbach ..........................           112,150(6)                *
Joel H. Rassman ..........................           289,487                   *
Paul E. Shapiro ..........................           110,300                   *
All directors and executive officers
   as a group(10 persons) ................        14,253,642(3)(6)(7)       35.4

----------
*     Less than 1%.

(1) Shares issuable pursuant to options exercisable within 60 days of January 26, 2001 are deemed to be beneficially owned; accordingly, information includes the following numbers of shares of common stock underlying options held by the following individuals, and all directors and executive officers as a group: Robert I. Toll, 1,606,250 shares; Bruce E. Toll, 913,750 shares; Mr. Barzilay, 534,500 shares; Mr. Blank, 98,250 shares; Mr. Braemer, 98,250 shares; Mr. Hillas, 97,750 shares; Mr. Marbach, 100,000 shares; Mr. Rassman, 270,800 shares; Mr. Shapiro, 99,750 shares; and all directors and executive officers as a group, 3,819,300 shares.

(2) The address for Robert I. Toll and Bruce E. Toll is c/o Toll Brothers, Inc., 3103 Philmont Avenue, Huntingdon Valley, Pennsylvania 19006.

(3) Includes 14,000 shares owned by the Robert and Jane Toll Foundation of which Robert I. Toll is a trustee, with dispositive power, as to which he disclaims beneficial ownership.

(4) Based on a Schedule 13G, filed with the SEC on February 11, 2000, which states that the address of Wellington Management Company, LLP ("WMC") is 75 State Street, Boston, Massachusetts 02109, that WMC has shared voting power with respect to 203,250 shares and shared dispositive power with respect to 3,846,716 shares, and that the shares as to which the Schedule 13G is filed by WMC, in its capacity as an investment advisor, are owned by clients of WMC who have the right to receive or the power to direct the receipt of dividends from or proceeds of such shares. The Schedule 13G filed by WMC further states that none of such clients, except Vanguard Windsor Fund, Inc. ("Vanguard"), is known to have such right or power with respect to more than 5% of the common stock of the Company. In addition, Vanguard filed a Schedule 13G on February 1, 2000, which the Company assumes relates to shares that are included in the shares reported by WMC, which states that Vanguard has sole voting power and shared dispositive power with respect to 3,529,166 shares. The Company believes that Vanguard's address is Post Office Box 2600, Valley Forge, Pennsylvania.

(5) Based on a Schedule 13G filed with the SEC on February 2, 2000 which states that the address of Lazard Freres & Co, LLC is 30 Rockefeller Plaza, New York, New York 10020 and that Lazard Freres & Co. LLC has sole voting power with respect to 2,292,500 shares and sole dispositive power with respect to 2,618,340 shares.

(6) Includes 2,350 shares beneficially owned by individual retirement accounts ("IRA's") for the benefit of Mr. Marbach and his wife. Mr. Marbach disclaims beneficial ownership of the 1,175 shares held by his wife's IRA.

(7) The Board of Directors, after reviewing the functions of all of the Company's officers, both in terms of designated function and functions actually performed, has determined that, for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules thereunder, only the Chief Executive Officer, Chief Operating Officer, and Senior Vice President/Chief Financial Officer are deemed to be officers or executive officers of the Company for reporting purposes under such provisions, respectively.

                                  PROPOSAL ONE

                ELECTION OF FOUR DIRECTORS FOR TERMS ENDING 2004

      At the Meeting, the Stockholders will elect four directors to hold office until the 2004 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. The Company's Board of Directors is divided into three classes serving staggered three-year terms, with the term of one class of directors expiring each year. The directors whose three-year terms of office expire at the Meeting are Messrs. Zvi Barzilay, Richard J. Braemer and Carl B. Marbach. Mr. Edward G. Boehne was elected to the Board of Directors on July 11, 2000 to serve until the 2001 Annual Meeting and until his successor is duly elected and qualified.

      The Board of Directors has nominated Messrs. Zvi Barzilay, Edward G. Boehne, Richard J. Braemer and Carl B. Marbach to serve again as directors until the 2004 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. Each nominee has indicated a willingness to continue to serve as a director. Should a nominee become unavailable to accept election as a director, the persons named in the enclosed proxy will vote the shares which such proxy represents for the election of such other person as the Board of Directors may recommend.

      Set forth below is certain information concerning each nominee for election as a director at the Meeting and each director whose current term of office will continue after the Meeting.

                                 Director    Term
Name                    Age       Since     Expires   Position with the Company
----                    ---       -----     -------   -------------------------

Robert I. Toll......     60        1986      2002     Chairman of the Board and
                                                      Chief Executive Officer

Bruce E. Toll.......     57        1986      2002     Vice Chairman of the Board

Zvi Barzilay........     54        1994      2001     President, Chief Operating
                                                      Officer and Director

Robert S. Blank.....     60        1986      2003     Director

Edward G. Boehne....     60        2000      2001     Director

Richard J. Braemer..     59        1986      2001     Director

Roger S. Hillas.....     73        1988      2003     Director

Carl B. Marbach.....     59        1991      2001     Director

Joel H. Rassman.....     55        1996      2002     Senior Vice President,
                                                      Chief Financial Officer,
                                                      Treasurer and Director

Paul E. Shapiro.....     59        1993      2003     Director

      Robert I. Toll co-founded the Company's predecessors' operations with his brother, Bruce E. Toll, in 1967. He has been a member of the Board of Directors since the Company's inception in May 1986. Mr. Toll is a member of the Compensation Committee of the Board of Directors, the Employee Stock Purchase Plan Committee, the Shelf Terms Committee, and the Special Transactions Committee. His principal occupation since the Company's inception has been related to his various homebuilding and other real estate related activities.

      Bruce E. Toll, the brother of Robert I. Toll, has been a member of the Board of Directors since the Company's inception in May 1986 and served as its President until April 1998 and Chief Operating Officer until November 1998. Mr. Toll is the founder and president of BET Investments, an industrial and commercial real estate company. Mr. Toll is a member of the Employee Stock Purchase Plan Committee, the Shelf Terms Committee and the Special Transactions Committee. Mr. Toll is a member of the Board of Directors of UbiquiTel, Inc. and Assisted Living Concepts, Inc.

      Zvi Barzilay has been a member of the Board of Directors since June 1994. Mr. Barzilay joined the Company's predecessor in 1980 as a project manager, was appointed a Vice President in 1983 and held the position of Executive Vice President--Operations of the Company from September 1989 until October 1992 when he was appointed to the position of Executive Vice President of the Company. In April 1998, Mr. Barzilay was appointed to the position of Chief Operating Officer and in November 1998 to the position of President. Mr. Barzilay is a member of the Compensation Committee of the Board of Directors and the Special Transactions Committee.

      Robert S. Blank has been a member of the Board of Directors since September 1986. For more than five years, Mr. Blank has been a partner in Whitcom Partners, a partnership which owns and operates newspapers and cable television systems and formerly owned and operated broadcast television stations and radio stations, in some cases in partnership with others. Mr. Blank is a member of the Subordinated Debt Repurchase Authorization Committee, the Special Transactions Committee and the Real Estate Utilization Committee.

      Edward G. Boehne has been a member of the Board of Directors since July 2000. From 1981 until his retirement in May 2000, Mr. Boehne was the President of the Federal Reserve Bank of Philadelphia. Mr. Boehne is a member of the Audit Committee and the Special Transactions Committee. Mr. Boehne is a member of the Board of Directors of Rittenhouse Trust Company, Beneficial Savings Bank and AAA Mid-Atlantic, Inc.

      Richard J. Braemer has been a member of the Board of Directors since September 1986. Since January 1994, Mr. Braemer has been a partner in the Philadelphia law firm of Ballard, Spahr, Andrews & Ingersoll, LLP. Mr. Braemer is a member of the Subordinated Debt Repurchase Authorization Committee and the Real Estate Utilization Committee.

      Roger S. Hillas has been a member of the Board of Directors since April 1988. From July 1988 until his retirement in December 1992, Mr. Hillas was chairman and chief executive officer of Meritor Savings Bank. Prior to July 1988, Mr. Hillas was chairman of PNC Financial Corp. and of Provident National Bank. Mr. Hillas is a member of the Audit Committee, the Subordinated Debt Repurchase Authorization Committee and the Special Transactions Committee. Mr. Hillas is a member of the Board of Directors of P.H. Glatfelter Company and Millennium Bank.

      Carl B. Marbach has been a member of the Board of Directors since December 1991. Since January 1995, Mr. Marbach has been President of Internetwork Publishing Corp., an electronic publisher, which he founded. Mr. Marbach is a member of the Compensation Committee of the Board of Directors, the Audit Committee, the Compensation and Stock Based Compensation Committee for Key Executives and Non-Employee Directors and the Shelf Terms Committee.

      Joel H. Rassman has been a member of the Board of Directors since September 1996. Mr. Rassman joined the Company's predecessor in 1984 as Senior Vice President, Treasurer and Chief Financial Officer of the Company. Mr. Rassman is a member of the Employee Stock Purchase Plan Committee and the Special Transactions Committee.

      Paul E. Shapiro has been a member of the Board of Directors since December 1993. Since June 1998, Mr. Shapiro has been Executive Vice President and Chief Administrative Officer of Sunbeam Corp. From July 1997 to June 1998, Mr. Shapiro was Executive Vice President and General Counsel of The Coleman Company, Inc. and from January 1994 to June 1997, Mr. Shapiro was an Executive Vice President/Chief Administrative Officer/General Counsel of Marvel Entertainment Group, Inc., a publicly traded reporting company which, in December 1996, filed a Chapter 11 bankruptcy petition. Mr. Shapiro is a member of the Audit Committee, the Compensation and Stock Based Compensation Committee for Key Executives and Non-Employee Directors and the Special Transactions Committee.

Meetings and Committees of the Board of Directors

      The Board of Directors held four meetings during the Company's last fiscal year and also acted by unanimous written consent in writing.

      The Board of Directors currently has an Audit Committee, a Compensation Committee of the Board of Directors (the "Compensation Committee"), a Compensation and Stock Based Compensation Committee for Key Executives and Non-Employee Directors (the "Executive Compensation Committee"), a Subordinated Debt Repurchase Authorization Committee, a Shelf Terms Committee, an Employee Stock Purchase Plan Committee, a Special Transactions Committee and a Real Estate Utilization Committee. The Board of Directors does not have a nominating committee.

      The Audit Committee is composed of Edward G. Boehne, Roger S. Hillas, Carl
B. Marbach and Paul E. Shapiro, each of whom is independent as the term independence is defined in Section 303.01(B)(2)(a) and (3) of the listing standards of the New York Stock Exchange. The Audit Committee held four formal meetings during the last fiscal year, which were attended by the Company's independent auditors to discuss the scope of the annual audit and questions of accounting policy and internal controls. The Company's Board of Directors has adopted a written Audit Committee Charter, a copy of which is attached as Appendix A.

      During the Company's last fiscal year, the Executive Compensation Committee, which administers the Cash Bonus Plan, the Amended and Restated Stock Option Plan (1986) (the "1986 Plan"), the Key Executives and Non-Employee Directors Stock Option Plan (1993) (the "1993 Plan"), the Stock Option and Incentive Plan (1995) (the "1995 Plan") and the Stock Incentive Plan (1998) (the "1998 Plan"), held two formal meetings and two telephonic meetings. The Executive Compensation Committee is composed of Carl B. Marbach and Paul E. Shapiro, each of whom is a "Non-Employee Director" as defined in Rule 16b-3 under the Securities Exchange Act of 1934 and an "outside director" as defined for purposes of 162(m) of the Internal Revenue Code of 1986, as amended.

      The Special Transactions Committee held two formal meetings during the last fiscal year. The Shelf Terms Committee, the Subordinated Debt Repurchase Authorization Committee, the Employee Stock Purchase Plan Committee and the Real Estate Utilization Committee did not meet formally during the last fiscal year.

      Each director attended at least 75% of the meetings of the Board of Directors and its committees of which he was a member during the last fiscal year.

Compensation of Directors

      Each non-employee director receives $4,000 for each full-day meeting attended, $2,000 for each half-day meeting attended and $1,500 for each telephonic meeting or committee meeting in which he participates. In addition, each non-employee director receives an annual grant of options for 15,000 shares of the Company's common stock under the 1993 Plan or the 1998 Plan. Each non-employee director who is a member of the Audit Committee and participates in at least one meeting during the year receives an annual grant of options for 1,000 shares of common stock. Each non-employee director who is a member of an eligible committee (as determined by the Board of Directors from time to time), other than the Audit Committee, and participates in at least one meeting during the year receives an annual grant of options for 500 shares of common stock. No non-employee director may receive grants for service on more than three committees other than the Audit Committee in any fiscal year. In accordance with an agreement entered into by Bruce E. Toll and the Company in connection with Mr. Toll's withdrawal from day-to-day operations of the Company, he was not entitled to receive any annual or per meeting stipends or stock options for his services as a director during fiscal 2000.

      On March 5, 1998, the Company and Mr. Bruce E. Toll entered into two agreements relating to Mr. Toll's withdrawal from day to day operations of the business (collectively the "Agreements"). The Agreements provided that (among other items) during the three-year term commencing November 1, 1998 and ending October 31, 2001 (the "Consulting Term"), Mr. Toll would (a) make himself available to the Company on a reasonable basis to consult with the Company concerning matters within his knowledge and expertise, (b) not compete with the Company as described in the Agreements, and (c) agree to vote the shares of the Company's common stock owned by him as recommended by the Company's management or Board of Directors until the later of March 15, 2002 or until Mr. Toll no longer serves on the Board of Directors of the Company. The Company agreed to pay Mr. Toll the sum of $500,000 during each year of the Consulting Term as well as provide group health insurance of a type and amount consistent with insurance provided to Company executives for himself, and his beneficiaries who were covered on March 5, 1998, without charge, and for all other children provided that the premium costs that the Company is permitted to charge under COBRA for such coverage are paid by Mr. Toll for those children. In June 2000, the Company and Mr. Toll amended the Agreements to terminate Mr. Toll's obligation to vote the shares of the Company's common stock owned by him referred to above and to extend the Consulting Term until October 31, 2004.

                 THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR"
                 THE ELECTION OF ZVI BARZILAY, EDWARD G. BOEHNE,
                     RICHARD J. BRAEMER AND CARL B. MARBACH.

                                  PROPOSAL TWO

           APPROVAL OF AMENDMENTS TO THE CERTIFICATE OF INCORPORATION
          TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY'S
                                  CAPITAL STOCK

      Due to the substantial costs to the Company of the Delaware corporate franchise tax, which is based in part on the number of authorized shares of capital stock, the stockholders, at the 1993 annual meeting, authorized the Board of Directors to file certificates of amendment to the Company's Certificate of Incorporation to reduce the Company's capital stock from 60,000,000 shares of common stock to 40,000,000 shares of common stock and from 15,000,000 shares of preferred stock to 1,000,000 shares of preferred stock, and thereafter to increase the authorized capital stock back to a maximum of 60,000,000 shares of common stock in one increment or in up to four separate increments over a five-year period expiring on March 11, 1998 and back to 15,000,000 shares of preferred stock in one increment during the same five-year period, in each case upon the filing of an appropriate certificate of amendment by order of the Board of Directors. Pursuant to the action of the stockholders at the 1993 annual meeting, the Company's capital stock was reduced to 40,000,000 shares of common stock and 1,000,000 shares of preferred stock and the authorized common stock was subsequently increased to 45,000,000 shares. In this way, the Company was able to save on its Delaware corporate franchise taxes, while retaining the flexibility to increase quickly its authorized capital by action of the Board of Directors.

      At the 1998 annual meeting, the stockholders authorized the Board of Directors to file certificates of amendments to the Certificate of Incorporation to increase the authorized common stock by up to an additional 55,000,000 shares, or up to a maximum of 100,000,000 authorized shares, and the authorized preferred stock by an additional 14,000,000 shares, or up to 15,000,000 authorized shares. The 1998 stockholder action authorizes increases in common and preferred stock to be made, at the sole discretion of the Board of Directors, in any combination of one or more increments of 5,000,000 shares of common stock and a single increment of 14,000,000 shares of preferred stock on or before March 31, 2003 (the "1998 Authorization"). As of the date of this proxy statement, the Board of Directors has not authorized any additional common or preferred shares pursuant to the 1998 Authorization.

      The Company currently has 45,000,000 shares of common stock authorized. Of these shares, approximately 36,494,000 are outstanding and there are outstanding options to purchase an additional 7,004,000 shares.

      The Board of Directors, upon review of the Company's current capital structure, has determined to present to the Stockholders this Proposal Two. If approved by Stockholders, Proposal Two will rescind the 1998 Authorization and replace it with a new authorization that, until March 31, 2006, will: (a) increase from the current 55,000,000 to 155,000,000 the number of additional shares of common stock the Board of Directors may authorize without further action by stockholders by filing one or more certificates of amendment to the Company's Certificate of Incorporation, and (b) preserve the authority of the Board to increase the number of authorized shares of preferred stock by 14,000,000. While there are no current plans to issue additional shares of the Company's common stock beyond the limits currently authorized by the Certificate of Incorporation or to issue shares of the Company's preferred stock, Proposal Two would authorize amendment of the Certificate of Incorporation to increase the authorized common stock to 200,000,000 shares and the authorized preferred stock to 15,000,000 shares. In order to allow the Company to minimize its annual Delaware corporate franchise taxes, Proposal Two would authorize increases in common and preferred stock to be made, at the sole discretion of the Board of Directors, in any combination of one or more increments of 5,000,000 shares of common stock and/or a single increment of 14,000,000 shares of preferred stock. The Board believes that Proposal Two would permit the Company to continue to minimize its annual Delaware corporate franchise taxes while maintaining the flexibility to increase the authorized capital stock quickly, and without additional stockholder approval, for possible stock splits, stock dividends, stock and convertible debt or equity offerings, acquisitions and other corporate purposes. Notwithstanding stockholder approval of Proposal Two, under Section 242(c) of the Delaware General Corporation Law, the Board of Directors could decide to abandon the filing of a certificate of amendment as to any authorized increment.

      Based on the foregoing, the Board of Directors has approved and unanimously recommends to the Stockholders that the Stockholders approve Proposal Two. Any certificate of amendment authorized by Proposal Two is to be submitted by the Board of Directors, by action of a duly authorized officer of the Company, to the Secretary of State for the State of Delaware for filing no later than March 31, 2006. After March 31, 2006, a further stockholder approval will be required if the Board of Directors then determines that it still needs the ability to increase the number of authorized shares of capital stock beyond the amount then authorized. A vote for Proposal Two will be a vote approving each certificate of amendment filed in accordance with Proposal Two. APPROVAL OF PROPOSAL TWO REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK.

          THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" PROPOSAL TWO.

                                 PROPOSAL THREE

                    APPROVAL OF AMENDMENT TO CASH BONUS PLAN

Background

      In 1990, the Board of Directors decided that salary, bonus and option grants for the Company's Chief Executive Officer, Robert I. Toll, should be determined pursuant to objective measurements, including appropriate performance criteria in addition to compensation that reflects market rates for comparable executives. Since 1995, the base salary for Robert I. Toll has been determined by a formula intended to increase his base salary by no less than the increase in the Consumer Price Index (as defined, using U.S. Department of Labor definitions) and by no more than the average percentage increase in compensation of the five highest percentage compensation increases of the Company's next ten most highly compensated employees for the adjustment year. For 1998, Mr. Toll agreed to limit the increase in his base salary to an amount that would result in his base salary not exceeding $1,000,000. In addition, for 1999, 2000, and 2001, Mr. Toll waived any increases in his base salary. Had Mr. Toll not waived his rights, and had he received increases in his base salary according to the established formula, his base salary would have increased between 1.6% and 14.6% in 1998 (in 1998 his base salary was increased by 7.9% to $1,000,000), between 1.5% and 11% in 1999, between 3% and 15.6% in 2000 and between 1.7% and 19% in 2001. Had Mr. Toll received the minimum increases for each of 1999, 2000 and 2001, his base salary in 2001 would be $1,063,000 and had he received the maximum increases in each of those three years, his base salary for 2001 would be $1,527,000.

      Cash bonuses for Robert I. Toll also have been determined since 1990 based on certain formulae relating to the Company's income before taxes and stockholders' equity. Originally adopted in 1993, the Cash Bonus Plan, as amended to date (the "Plan"), is intended to provide a bonus program for Robert
I. Toll which meets the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), so that amounts payable under the Plan will be "performance-based" compensation, and, therefore, will be exempt from the limitations on deductibility under Section 162(m). The Plan also applied to Bruce E. Toll, the former President and Chief Operating Officer of the Company, until his retirement from those positions in 1998. The Board of Directors continues to believe that the Plan assists the Company in motivating and retaining an individual of superior ability, industry and loyalty as its Chief Executive Officer, without limiting the Company's ability to take a tax deduction for the compensation paid to him pursuant to the Plan.

Description of the Plan's Current Terms

      The Plan is administered by a committee (the "Plan Committee") which must consist of at least two members of the Board of Directors, each of whom must be an "outside" director (as that term is used in Section 162(m)). The Plan Committee, which is currently comprised of Carl B. Marbach and Paul E. Shapiro, together with the Audit Committee (currently comprised of Edward G. Boehne, Roger S. Hillas, Carl B. Marbach and Paul E. Shapiro) determines whether the various targets established under the Plan have been met.

      Under the Plan, Robert I. Toll (the "Participant") is entitled to receive for each fiscal year during the period the Plan is in effect a bonus equal to the sum of (i) 1.5% of the Company's income before income taxes (as defined in the Plan) in excess of 10% and up to 20% of shareholders' equity (as defined in the Plan) of the Company as of the end of the preceding fiscal year, (ii) 2.0% of the Company's income before income taxes in excess of 20% and up to 30% of shareholders' equity of the Company as of the end of the preceding fiscal year, and (iii) 2.25% of the Company's income before income taxes in excess of 30% of shareholders' equity of the Company as of the end of the preceding fiscal year.

      Except as otherwise provided in the Plan, the bonus for each fiscal year the Plan is in effect is payable in cash. The Plan currently provides that each bonus payment made under the Plan with respect to the fiscal years ending October 31, 1999, October 31, 2000 and October 31, 2001 is payable in shares of the Company's common stock, in the form of an award under the Toll Brothers, Inc. Stock Incentive Plan (1998) (the "1998 Plan"). The number of shares of common stock awarded for each fiscal year is determined by dividing the dollar amount of the bonus for that fiscal year (as determined in accordance with the Plan) by $24.25 (the fair market value of a share of common stock, determined as of December 10, 1998 in accordance with the provisions of the 1998 Plan).

      The Plan, which became effective as of November 1, 1993 and will continue until terminated by the Board of Directors, may be terminated by the Board of Directors at any time and may be amended by the Board of Directors from time to time. The termination or amendment of the Plan may not, without the written approval of the Participant, reduce the amount of a bonus payment that is due the Participant but has not yet been paid, and any change in the Plan that increases the amount of bonuses determined under the formula described above will be effective only if approved by the Plan Committee and disclosed to and approved by the Stockholders in a separate vote prior to payment of the bonuses. In addition, the Plan may be modified or amended by the Plan Committee as it deems appropriate, in order to comply with any rules, regulations or other guidance promulgated by the Internal Revenue Service with respect to applicable provisions of the Code as they relate to the exemption for "performance-based compensation" under the limitations on the deductibility of compensation imposed by Section 162(m) or any other applicable provisions of the Code.

      The Plan is designed to maintain the deductibility of compensation for the Participant under the limitation of Section 162(m). Any bonus received by the Participant under the Plan will be subject to the payment of Federal income tax on the bonus at the rates applicable to ordinary income, which currently are at a maximum rate of 39.6%. The Participant is required to make appropriate arrangements with the Company for satisfaction of any Federal, state or local income tax withholding requirements and Social Security or other tax requirements applicable to the accrual or payment of benefits under the Plan. If no other arrangements are made, the Company may provide, at its discretion, for any withholding and tax payments as may be required.

Description of the Proposed Amendment

      The Plan, by its current terms, will require the payment of the bonus for fiscal 2002 and subsequent years in cash since the provisions providing for the payment of bonuses in stock terminate with the payment of the bonus for fiscal 2001. The Plan Committee and the Board of Directors, with the assistance of an independent compensation consultant, have reviewed the provisions of the Plan to determine whether the Company's best interests would be served by amending certain of its provisions. The Plan Committee and the Board of Directors believe that tying the value of the bonus of the Participant to the stock price is a valuable incentive to align the interests of the Participant with those of the Stockholders. Accordingly, the Plan Committee and the Board of Directors amended the Plan on December 14, 2000, subject to Stockholder approval (which is the subject matter of this Proposal Three), to (i) amend the Plan's cash bonus formula, as described in the next paragraph; (ii) provide that each bonus payment made under the Plan with respect to the fiscal years ending October 31, 2002, October 31, 2003, and October 31, 2004 be paid in shares of common stock, and be in the form of an award under the terms of the 1998 Plan; (iii) provide that the number of shares of common stock awarded pursuant to the Plan be determined by dividing the dollar amount of each bonus (as determined in accordance with the Plan's cash bonus formula) by $38.625 (the fair market value of a share of common stock, determined, as of December 20, 2000, in accordance with the provisions of the 1998 Plan); (iv) give the Plan Committee the discretion to terminate at any time, effective no sooner than six months after the decision to terminate is made by the Plan Committee, in which event all bonuses payable on or after the effective date of the termination will be payable in cash only; and (iv) permit the Plan Committee, upon receipt of a request by the Participant (based on his concerns regarding adverse tax consequences to him), in its sole discretion and provided that such action will not cause any increase in the amount or value of a bonus that would otherwise be payable under the Plan, to suspend the payment of bonuses in shares of common stock, in which event all subsequent bonuses will be payable only in cash until such time the Plan Committee determines to reinstate the provisions providing for payments in shares of common stock. The amendment to the Plan described in this paragraph constitutes the amendment for which Stockholder approval is being sought in Proposal Three.

      If the proposed amendment to the Plan is approved by Stockholders, the Participant will be entitled to receive for each of the fiscal years ending October 31, 2002, October 31, 2003 and October 31, 2004 a bonus in shares of common stock, determined in the manner described above, based on a cash bonus amount equal to the sum of (i) 1.5% of the Company's income before income taxes (as defined in the Plan) in excess of 10% and up to 20% of shareholders' equity (as defined in the Plan) of the Company as of the end of the preceding fiscal year, (ii) 3.0% of the Company's income before income taxes in excess of 20% and up to 30% of shareholders' equity of the Company as of the end of the preceding fiscal year, and (iii) 6% of the Company's income before income taxes in excess of 30% of shareholders' equity of the Company as of the end of the preceding fiscal year.

      Robert I. Toll received a bonus under the Plan for the fiscal year ended October 31, 2000 of 135,792 shares with a fair market value as of October 31, 2000 of $4,413,228 based on the Plan's current cash bonus formula which, but for the provision requiring payment of the award in shares, would have required a cash payment of $3,292,947. If the Plan, as proposed to be amended, had been in effect for the fiscal year ended October 31, 2000, Mr. Toll would have received 150,220 shares with a fair market value as of October 31, 2000 of $4,882,148 based on a cash bonus formula which, but for the provision requiring payment of the award in shares, would have required a cash payment of $5,802,245.

      The Company has been advised that it is the intention of Robert I. Toll to vote the shares of common stock he beneficially owns in favor of Proposal Three. See "Voting Securities and Security Ownership -- Security Ownership of Principal Stockholders and Management."

         THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" PROPOSAL THREE.

                                  PROPOSAL FOUR

                APPROVAL OF THE EXECUTIVE OFFICER CASH BONUS PLAN

Background

      Section 162(m) of the Code generally limits to $1,000,000 the compensation the Company may deduct on its tax return for any fiscal year for amounts paid to its chief executive officer or any one of its other four highest compensated executive officers. However, any compensation the Company pays over this $1,000,000 dollar limit that constitutes "performance-based compensation" under
Section 162(m) is deductible by the Company without regard to this limitation. The Company currently pays bonuses that qualify as performance-based compensation to its chief executive officer under the cash bonus plan which is the subject of Proposal Three. However, that plan does not cover payments to the Company's other executive officers.

      The use of bonuses to compensate the Company's executives is intended to provide an incentive for superior work and to motivate participating officers toward even higher achievement and business results, to tie their goals and interests to those of the Company and Stockholders and to enhance the Company's ability to attract and retain highly qualified executive officers. In order to allow the Company to pay bonuses to all of its executive officers that qualify as performance-based compensation, the Board of Directors adopted an Executive Officer Bonus Plan (the "Bonus Plan") on January 19, 2001, subject to approval by Stockholders. At the Meeting, Stockholders are being asked to approve the Bonus Plan for the purpose of permitting the Company to pay bonuses to its executive officers (other than the chief executive officer) that constitute "performance-based compensation" under Section 162(m) of the Code. If approved by Stockholders, the Bonus Plan will meet the stockholder approval and other plan requirements of Section 162(m) so that bonuses paid in accordance with the provisions of the plan in fiscal 2001 and the next four fiscal years should constitute performance-based compensation.

Description of the Bonus Plan

      The Bonus Plan is designed to permit the Company to pay its officers (other than the chief executive officer) incentive compensation based upon the achievement of pre-established performance goals. In each fiscal year covered by the Bonus Plan, any one or more of the Company's officers (other than the chief executive officer) designated by the Executive Compensation Committee (the "Bonus Plan Committee") will be eligible to participate in the Bonus Plan. Prior to, or at the time of, establishment of the performance goals for a performance period, which will generally be the fiscal year but may be a different period, the Bonus Plan Committee will designate the specific executive officer(s) who will participate in the Bonus Plan for that performance period. Subject to the approval of the Bonus Plan by Stockholders at the Meeting, Zvi Barzilay, the Company's President and Chief Operating Officer, and Joel H. Rassman, the Company's Senior Vice President and Chief Financial Officer, have been designated by the Bonus Plan Committee to participate in the Bonus Plan for the fiscal year ending October 31, 2001.

      At the beginning of each performance period and subject to the requirements of Section 162(m), the Bonus Plan Committee will establish performance goals, specific performance objectives and objectively determinable computation formulae or methods for determining each participant's bonus under the Bonus Plan for that performance period. The performance goals may include any one or more of the following corporate business criteria: stock price, market share, gross revenue, net revenue, pretax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, cost reductions and savings, return on revenues or productivity, or any variations of the preceding criteria, all of which may be modified at the discretion of the Bonus Plan Committee to take into account extraordinary items or which may be adjusted to reflect such costs or expense as the Bonus Plan Committee deems appropriate, and the opening or expanding of new geographic regions, developing of new business lines, hiring of personnel and training of personnel. In addition, to the extent consistent with the goal of providing for deductibility under Section 162(m), performance goals may include a participant's attainment of personal objectives with respect to any of the foregoing performance goals or implementing policies and plans, negotiating transactions and sales, developing long-term business goals or exercising managerial responsibility.

      At or after the end of each performance period, the Bonus Plan Committee is required by the terms of the Bonus Plan to certify in writing whether the pre-established performance goals and objectives have been satisfied in the performance period. The actual bonus award to any participant for a performance period will then be determined based upon the pre-established computation formulae or methods. The Bonus Plan Committee has no discretion to increase the amount of any participant's bonus under the Bonus Plan as so determined, but may reduce the amount of, or totally eliminate, the bonus if the Bonus Plan Committee determines, in its absolute and sole discretion, that such a reduction or elimination is appropriate in order to reflect the participant's performance or unanticipated factors. The Bonus Plan limits the maximum amount of any participant's bonus for any fiscal year to the lesser of 250% of the participant's annual base salary as in effect at the beginning of that fiscal year or $2,500,000(see the limitation as to the amount payable to a participant pursuant to this plan for fiscal 2001 described below). It also limits the aggregate amount of all bonuses payable in any plan year under this Bonus Plan to 10% of the Company's average annual income before taxes for the preceding five fiscal years.

      Generally, approved awards under the Bonus Plan will be payable in cash to the participant (or to the participant's estate in the event of his death) as soon as is practicable after the end of the applicable performance period and after the Bonus Plan Committee has certified in writing that the relevant performance goals were achieved. The Bonus Plan Committee may, in its discretion, elect to make such payments in one or more installments over a period not to exceed seven months following the Bonus Plan Committee's aforementioned certification, and may require that the payment of any such installment be subject to the participant's continued employment by the Company. An award that is otherwise payable to a participant who is not employed by the Company as of the last day of the applicable performance period will be prorated or eliminated pursuant to specified provisions of the Bonus Plan. A participant will recognize ordinary taxable income upon receipt of payments under the Bonus Plan and the same amount should be deductible for federal tax purposes as a compensation expense of the Company.

      No bonus payments will be made pursuant to the Bonus Plan if the plan is not approved by Stockholders. The actual amount of bonus payments that will be made pursuant to the Bonus Plan, if the approval of Stockholders is obtained, cannot be determined at this time. However, neither of the bonuses that may be paid under the Bonus Plan to Zvi Barzilay and Joel H. Rassman for the current fiscal year may exceed $500,000.

          THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" PROPOSAL FOUR.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the other executive officers of the Company.

                                                                            Long Term
                                                                          Compensation
                                                                              Awards
                                                                              ------
                                     Fiscal      Annual Compensation        Securities
                                                 -------------------        Underlying       All Other
Name and Principal Position           Year      Salary($)     Bonus($)      Options(#)   Compensation($)(3)
---------------------------           ----      ---------     --------      ----------   ------------------
Robert I. Toll                        2000     1,000,000     4,413,228       750,000         8,348
  Chairman of the Board and           1999     1,000,000     1,394,505       347,500         8,232
  Chief Executive Officer(1)          1998       987,805     2,462,192       352,500         8,292

Zvi Barzilay                          2000       872,322       120,000       160,700         8,348
  Chief Operating Officer             1999       830,367       120,000       100,000         8,232
  (commencing May 1, 1998),           1998       780,369       120,000       100,000         8,292
  Executive Vice President
  (through October 31, 1998)
  and President(commencing
  November 1, 1998)

Joel H. Rassman                       2000       637,969       140,000        85,000         9,598
  Senior Vice President,              1999       604,216       120,000        50,000         9,782
  Chief Financial Officer             1998       573,637       120,000        50,000         9,542
  And Treasurer(2)

(1) The bonuses listed for Robert I. Toll for fiscal 2000, 1999 and 1998 were paid in common stock of the Company pursuant to the terms of the Cash Bonus Plan, the 1998 Plan and the 1995 Plan. The amounts listed were the fair market value of the bonus award shares as of October 31, 2000 in the case of the fiscal 2000 bonus, the fair market value of the bonus award shares as of October 31, 1999 in the case of the fiscal 1999 bonus and the fair market value as of October 31, 1998 in the case of the 1998 bonus. Had the bonuses been paid in cash, Robert I. Toll would have received $3,292,947 for the 2000 cash bonus, $1,932,402 for the 1999 cash bonus and $1,818,439 for the 1998 cash bonus.

(2) Under the terms of an agreement dated June 30, 1988 between the Company and Mr. Rassman, in the event of Mr. Rassman's termination by the Company without cause (as defined), any material reduction or material adverse change (as defined) in Mr. Rassman's duties, the removal of fringe benefits (as defined) or any failure by the Company to provide Mr. Rassman with compensation, including salary and bonus, in an amount not less than $350,000 and the exercise of an election by Mr. Rassman to terminate his employment, Mr. Rassman will receive $250,000, and, in certain instances, an additional amount equal to the difference between $350,000 and his actual compensation during a specified period prior to his termination.

(3) The compensation reported represents (a) the Company's contribution and matching payments under its 401(k) salary deferred plan for each executive listed and (b) for Joel H. Rassman, directors fees paid to him by a subsidiary of the Company in the amount of $1,250 per year for each of the three years.

Option Grants in the Last Fiscal Year(1)

===================================================================================================================
                                                                                    Potential Realizable
                                                                                      Value at Assumed
                           Number of      % of Total                                   Annual Rates of
                          Securities        Options                                     Stock Price
                          Underlying      Granted to                                  Appreciation for
                           Options       Employees in      Exercise     Expiration     Option Term(5)
Name                      Granted(#)      Fiscal Year    Price ($/Sh.)     Date             5%($)          10%($)
-------------------------------------------------------------------------------------------------------------------
Robert I. Toll(2)           250,000          13.30          17.50        12/20/09        2,751,414        6,972,623
Robert I. Toll(3)           500,000          26.60          17.50        12/20/09        5,502,528       13,945,247
Zvi Barzilay(2)             100,000           5.32          17.50        12/20/09        1,100,566        2,789,049
Zvi Barzilay(4)              60,700           3.23          17.50        12/20/09          668,043        1,692,953
Joel H. Rassman(2)           50,000           2.66          17.50        12/20/09          550,283        1,394,525
Joel H. Rassman(4)           35,000           1.86          17.50        12/20/09          385,198          976,167

===================================================================================================================

(1)   No stock appreciation rights("SARs") were granted.

(2) These options become exercisable starting on the first anniversary of the grant, with 25% becoming exercisable at that time and 25% becoming exercisable on each of the second, third and fourth anniversary dates.

(3) These options, when granted, provided that they would become fully exercisable on the seventh anniversary of the date of the grant or when the market price target of $35 per share of the Company's common stock is achieved within four years of the date of grant and is maintained for at least 20 of 30 consecutive trading days. The market price target and 20 day period was reached on December 6, 2000 and the options became fully exercisable on that date.

(4) These options become fully exercisable on the first anniversary of the date of the grant.

(5) These amounts represent assumed rates of appreciation and are not intended to forecast future appreciation in the price of the Company's common stock. Actual gains, if any, on stock option exercises are dependent on the future performance of our stock. There can be no assurance that the amounts reflected in these columns will be achieved or, if achieved, that they will exist at the time of any option exercise. The aggregate appreciation in value of all shares of our common stock outstanding on October 31, 2000 based on the assumed 5% and 10% rates of appreciation on the closing price of the common stock on October 31, 2000 that produced the realizable value of the options shown in this table (based upon the weighted average life of the grants) would be $733,660,610 at the assumed 5% rate of appreciation and $1,859,240,032 at the assumed 10% rate of appreciation.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values(1)

      The following table sets forth certain information with regard to the aggregated option exercises in the fiscal year ended October 31, 2000 and the option values as of the end of that year for the Chief Executive Officer and other executive officers of the Company.

========================================================================================================
                                                         Number of Securities
                                                        Underlying Unexercised     Value of Unexercised
                                                              Options at          In-The-Money Options at
                                                           Fiscal Year-End(#)       Fiscal Year-End($)(2)
                             Shares
                           Acquired on       Value          Exercisable(E)             Exercisable(E)
Name                       Exercise (#)   Realized($)      Unexercisable(U)           Unexercisable(U)
--------------------------------------------------------------------------------------------------------
Robert I. Toll                29,000         386,063           981,250(E)              11,488,969(E)
                                                               937,500(U)              13,053,750(U)

Zvi Barzilay                  60,700       1,117,163           440,000(E)               6,480,625(E)
                                                               310,700(U)               3,804,000(U)

Joel H. Rassman               27,800         491,725           229,200(E)               3,427,638(E)
                                                               160,000(U)               1,971,750(U)

========================================================================================================

(1) No SARs were exercised during the last fiscal year or held as of October 31, 2000.

(2) Represents, with respect to each share, the closing price of $32.50 per share of the Company's common stock as reported on the New York Stock Exchange on October 31, 2000 less the exercise price payable for the share.

Compensation Committee Interlocks and Insider Participation

      The Company has two committees that determine the compensation of the Company's executives, the Executive Compensation Committee and the Compensation Committee. The only individuals who served as members of either committee during the fiscal year ended October 31, 2000 are the current members of the committees.

      The current members of the Executive Compensation Committee are Carl B. Marbach and Paul E. Shapiro, neither of whom is an officer or employee, or former officer, of the Company or any subsidiary of the Company. The Executive Compensation Committee administers the Cash Bonus Plan and the Company's stock option plans, determines the salary of the Chief Executive Officer, determines the salary and bonus of the Chief Operating Officer and reviews the recommendations of the Compensation Committee as to the compensation of the executives of the Company, other than the Chief Executive Officer and Chief Operating Officer.

      The current members of the Compensation Committee are Robert I. Toll, the Company's Chairman of the Board and Chief Executive Officer, Zvi Barzilay, the Company's President and Chief Operating Officer, and Carl B. Marbach. The Compensation Committee determines the compensation for the Company's executives other than the Chief Executive Officer and the Chief Operating Officer.

      In order to help provide for an orderly market in the Company's common stock in the event of the death of either Robert I. Toll or Bruce E. Toll (the "Tolls"), or both of them, the Company and the Tolls have entered into agreements in which the Company has agreed to purchase from the estate of each of the Tolls $10 million of the Company's common stock (or a lesser amount under certain circumstances), at a price equal to the greater of fair market value (as defined) or book value (as defined). Each of the Tolls has agreed to allow the Company to purchase $10 million of life insurance on his life. In addition, each of the Tolls has granted to the Company, at no cost to it, an option to purchase up to an additional $30 million (or a lesser amount under certain circumstances) of common stock from his estate. The agreements expire in October 2005.

      During fiscal 2000, the Company built and sold a home to an employee who is married to a daughter of Robert I. Toll for $480,819, representing a 13.9% discount.

      On September 18, 2000 and October 12, 2000, the Company repurchased 200,000 shares and 50,000 shares, respectively, of its common stock from Bruce
E. Toll at $30 per share. The high and low prices of the Company's common stock on the New York Stock Exchange were $30.50 and $28.875 on September 18, 2000 and $32.0625 and $29.50 on October 12, 2000.

      In addition to the performance of their duties for the Company, the Tolls have engaged, and continue to engage, in certain other businesses in real estate. These businesses include the purchase, sale and management of townhome, apartment, condominium, commercial and industrial real estate projects for rental. The Company leases, at what it believes to be competitive market rates, certain office space from a business controlled by Robert I. Toll, Bruce E. Toll, Zvi Barzilay and Joel H. Rassman. During the last fiscal year, the Company paid to such business approximately $51,600 in rent. The Company also provided services to other businesses controlled by the Tolls during the fiscal year, which were also billed at cost and paid throughout the year. The largest amount due the Company from these businesses at any time during the year was approximately $143,000 and the amount due at October 31, 2000 was approximately $10,000. These transactions are reviewed and monitored by the Audit Committee.

      In order to take advantage of commercial real estate opportunities which may present themselves from time to time, the Company formed Toll Brothers Realty Trust (the "Trust") in 1998. The Trust is effectively owned one-third by the Company, one-third by a number of senior executives and/or directors, including Robert I. Toll, Bruce E. Toll (and certain members of his family), Zvi Barzilay(and certain members of his family) and Joel H. Rassman, and one-third by the Pennsylvania State Employees Retirement System(collectively, the "Trustholders").

      In June 2000, the Trustholders entered into an agreement pursuant to which the owner(s) of each one-third interest agreed to invest additional capital in an amount not to exceed $9,259,000 if required by the Trust. As of January 31, 2001, no additional capital investment had been required pursuant to this commitment, which expires in June 2002. As of October 31, 2000, the Company's investment in the Trust was $7,233,000.

      The Company provides development, finance and management services to the Trust. During fiscal 2000, the Company earned $1,392,000 in fees for these services. The Company also incurs certain costs on behalf of the Trust for which the Company is reimbursed by the Trust. These fees and reimbursements were paid to the Company throughout the year. The amount due the Company for fees and reimbursements as of October 31, 2000, was approximately $208,000. The largest amount due the Company from the Trust at any time during the last fiscal year was approximately $408,000.

                    REPORT OF THE COMPENSATION COMMITTEES ON
                             EXECUTIVE COMPENSATION

Basic Policy Considerations

      The Company's compensation policies with respect to its executive officers, as originally established by the Board's Compensation Committee and the Executive Compensation Committee, are based on the principles that compensation should, to a significant extent, reflect the financial performance of the Company and the executive, and that a significant portion of executive officers' compensation should provide long-term incentives. It is the policy of these committees to set executive compensation at levels that are sufficiently competitive so that the Company may attract, retain and motivate the highest quality individuals to contribute to the Company's goals, objectives and overall financial success. Methods of compensation are designed to provide incentives for executive performance that results in continuing improvements in the Company's financial results or condition, over both the short-term and the long-term, and to encourage continued service to the Company. A significant portion of executives' incentive compensation is paid in stock options and stock awards so that executives have the same interest as Stockholders in increasing the value of their investment. The compensation of each executive officer is based largely upon both individual and Company performance.

      The compensation program is comprised of two elements: (a) annual salary and possible short-term incentive awards in the form of cash bonuses, and (b) a long-term incentive program (principally stock options and a stock based feature of the Cash Bonus Plan) where the level of compensation is dependent on the performance of the Company's common stock. The details of this compensation program, with specific discussion of the programs applicable to the Chief Executive Officer, are set out below.

Annual Compensation - Executive Officers Other Than Chief Executive Officer

      The Compensation Committee establishes annual salaries of executives other than the Chief Operating Officer whose compensation is set by the Executive Compensation Committee. These committees set compensation by subjective evaluation of individual performance of executives and by marketplace valuations of comparable executives, although salary determinations are not based upon any specific or constant criteria.

      Executives are eligible for annual incentive cash bonuses. These bonuses are granted at the discretion of the Compensation Committee and, in the case of the Chief Operating Officer, the Executive Compensation Committee. These awards are not intended to be in addition to market level compensation but instead are designed to cause a significant part of an executive's annual compensation to be dependent on the relevant committee's subjective assessment of the executive's performance. In making this assessment, the committee considers a number of factors, including the Company's overall financial results; the executive's contributions to the Company's economic and strategic objectives; the efforts required of and expended by the executive; the executive's ability to develop, execute and implement short-term and long-term corporate goals, including expansion of operations into new areas; and the executive's contributions toward maximizing Company profitability, managing costs and addressing the impact of economic and demographic restrictions on Company performance. In addition, the Compensation Committee and the Executive Compensation Committee compare the Company's results of operations, including earnings, margins, return on equity and other factors, with those of competitors in determining compensation for the Company's executives.

Long-Term Compensation Stock Options

      The stock option component of the executive officers' compensation has been designed to provide executives with incentives for the enhancement of Stockholder value. Options have been granted at fair market value on the date of grant and generally vest over a number of years, usually not less than four years. The options have significant restrictions, for a typical period of three years from the date of grant, on the executive's ability to exercise the options and sell the shares acquired upon exercise without the consent of the appropriate stock option subcommittee. As with the grant of cash bonuses, no constant criteria are used year after year in the granting of stock options. Instead, the Compensation Committee makes a subjective determination of the effectiveness of the executive and the extent of the executive's contributions to the Company's success and, based on that determination, recommends to the stock option subcommittee the amount of options to be granted, if any, to each executive officer. Because the options are granted with exercise prices equal to the fair market value of the underlying common stock on the date of grant, any value that ultimately accrues to the executive is based entirely upon the Company's performance, as perceived by investors who establish the market price for the common stock.

2000 Compensation For Chief Executive Officer

      In 1990, the Board of Directors decided that salary, bonus and option grants for the Company's Chief Executive Officer, Robert I. Toll, should be determined pursuant to objective measurements, including appropriate performance criteria in addition to compensation that reflects market rates for comparable executives. Since 1995, the base salary for Robert I. Toll has been determined by a formula intended to increase his base salary by no less than the increase in the Consumer Price Index (as defined, using U.S. Department of Labor definitions) and by no more than the average percentage increase in compensation of the five highest percentage compensation increases of the Company's next ten most highly compensated employees for the adjustment year. For 1998, Mr. Toll agreed to limit the increase in his base salary to an amount that would result in his base salary not exceeding $1,000,000. In addition, for 1999, 2000, and 2001, Mr. Toll waived any increases in his base salary. Had Mr. Toll not waived his rights, and had he received increases in his base salary according to the established formula, his base salary would have increased between 1.6% and 14.6% in 1998 (in 1998 his base salary was increased by 7.9% to $1,000,000), between 1.5% and 11% in 1999, between 3% and 15.6% in 2000 and between 1.7% and 19% in 2001. Had Mr. Toll received the minimum increases for each of 1999, 2000 and 2001, his base salary in 2001 would be $1,063,000 and had he received the maximum increases in each of those three years, his salary for 2001 would be $1,527,000.

      Since 1990, cash bonuses for Robert I. Toll have been determined based on the formula contained in the Company's Cash Bonus Plan approved by Stockholders in 1992 and amended with Stockholder approval in 1997 and 1999. Under the Cash Bonus Plan, Mr. Toll received for fiscal 2000 a bonus equal to the sum of (a) 1.5% of the Company's income before income taxes (as defined in the Cash Bonus
Plan) for fiscal 2000 in excess of 10% and up to 20% of Stockholders' equity (as defined in the Cash Bonus Plan) of the Company as of the end of fiscal 1999, plus (b) 2.0% of the Company's income before income taxes for fiscal 2000 in excess of 20% and up to 30% of Stockholders' equity of the Company as of the end of fiscal 1999, plus (c) 2.25% of the Company's income before income taxes for fiscal 2000 in excess of 30% of Stockholders' equity of the Company as of the end of fiscal 1999. This method of compensation ties Mr. Toll's compensation to various indicators of the Company's performance. During the past five years, this method generated cash bonus calculations that were slightly lower for 1996 than for 1995, 20% higher for 1997 than for 1996, 32% higher for 1998 than for 1997, 6% higher for 1999 than for 1998 and 70% higher for 2000 than for 1999, before consideration of the stock award feature described below.

      The Executive Compensation Committee and the Board of Directors determined that tying the value of the bonus of the Chief Executive Officer to the Company's stock price is a valuable incentive to align the interests of the Chief Executive Officer with those of the Stockholders. Accordingly, the Executive Compensation Committee and the Board of Directors amended the Cash Bonus Plan on December 10, 1998, subject to Stockholder approval, which was given at the 1999 Annual Meeting of Stockholders, to provide that (a) all bonus payments made under the Cash Bonus Plan with respect to the Cash Bonus Plan years ending October 31, 1999, October 31, 2000, and October 31, 2001 will be paid in shares of common stock, which payments will be in the form of an award under the terms of the Company's Stock Incentive Plan (1998) (the "1998 Plan");
(b) the number of shares of common stock awarded pursuant to the aforementioned provisions of the Cash bonus Plan will be determined by dividing the dollar amount of each bonus (as determined in accordance with the Cash Bonus Plan) by $24.25 (the fair market value of a share of common stock, determined, as of December 10, 1998, in accordance with the provisions for determination of fair market value as set forth in the 1998 Plan); (c) the Executive Compensation Committee will have the discretion to terminate the application of the provision of the Cash Bonus Plan described in subparagraphs (a) and (b) of this paragraph at any time, effective no sooner than six months after such decision to terminate is made by the Executive Compensation Committee, in which event all bonuses payable on or after the effective date of such termination will be payable in cash only; and (d) upon receipt of a request by Robert I. Toll, based on his concerns regarding adverse tax consequences to him, the Executive Compensation Committee may, in its sole discretion, suspend the application of the stock award provisions described in subparagraphs (a) and (b) of this paragraph, provided that such action will not cause any increase in the amount or value of a bonus that would otherwise be payable under the Cash Bonus Plan. In the event of suspension of the stock award provisions, all bonuses will be payable only in cash until such time as the Executive Compensation Committee determines to reinstate the stock award provisions. Payment of the Cash Bonus to Robert I. Toll for the 2000 fiscal year was made in the form of an award of shares of common stock, which as of the end of the fiscal year had a market value of $32.50 per share and an aggregate market value of $4,413,228. If this bonus had been paid in cash instead of stock, Mr. Toll would have received $3,292,947.

      The Cash Bonus Plan is intended to provide bonuses that will be treated as "performance based compensation" exempt from the limitations on deductibility imposed under Section 162(m) of the Code.

      Under the 1998 Plan, Robert I. Toll was granted options for 750,000 shares of common stock on December 20, 1999.

                                       COMPENSATION COMMITTEE
                                       OF THE BOARD OF DIRECTORS

                                       Robert I. Toll
                                       Zvi Barzilay
                                       Carl B. Marbach

                                       COMPENSATION AND STOCK BASED COMPENSATION
                                       COMMITTEE FOR KEY EXECUTIVES AND
                                       NON-EMPLOYEE DIRECTORS

                                       Carl B. Marbach
                                       Paul E. Shapiro

                          REPORT OF THE AUDIT COMMITTEE

      The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the Company's audited financial statements for the year ended October 31, 2000 with management including a discussion of the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgements, and the clarity of disclosures in the financial statements.

      The Audit Committee discussed with the Company's independent auditors, who are responsible for expressing an opinion on the conformity of the Company's audited financial statements with accounting principles generally accepted in the United States, as well as the other matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee discussed with the independent auditors the auditors' independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and received by the Audit Committee from the Company's independent auditor's.

      Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended October 31, 2000 for filing with the Securities and Exchange Commission. The Audit Committee's recommendation was considered and approved by the Board of Directors.

      Respectfully submitted on December 14, 2000, by the members of the Audit Committee of the Board of Directors.

                                                    Paul E. Shapiro, Chairman
                                                    Edward G. Boehne
                                                    Roger S. Hillas
                                                    Carl B. Marbach

                                PERFORMANCE GRAPH

      The following graph compares the five year cumulative total return (assuming reinvestment of dividends) from October 31, 1995 to October 31, 2000 for (i) the Company's common stock, (ii) the Standard & Poor's 500 Composite Stock Index(the "S&P 500") and (iii) the S & P Homebuilding Index:

                                [GRAPHIC OMITTED]

                               10/95   10/96    10/97    10/98    10/99    10/00
                               -----   -----    -----    -----    -----    -----
Toll Brothers, Inc. .........   100    95.10   123.78   129.72    97.90   181.82
S&P 500 .....................   100   124.10   163.95   200.00   251.35   266.66
S&P Homebuilding ............   100    96.36   138.47   168.51   128.08   185.61

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 and the regulations thereunder require the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, the "reporting persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based on the Company's review of the copies of these reports received by it, and written representations received from reporting persons, the Company believes that all filings required to be made by the reporting persons for the period November 1, 1999 through October 31, 2000 were made on a timely basis.

                              CERTAIN TRANSACTIONS

      Ballard, Spahr, Andrews & Ingersoll, LLP, the law firm of which Richard J. Braemer, a director of the Company, is a partner, acted as counsel to the Company in various matters during fiscal 2000 and was paid aggregate fees of $286,305 during that period.

      For information regarding certain other transactions, see "Compensation Committee Interlocks and Insider Participation," elsewhere in this proxy statement.

                              STOCKHOLDER PROPOSALS

      Stockholder proposals intended to be presented at the 2002 Annual Meeting of Stockholders must be submitted in writing and received by the Company at the address appearing on the first page of this proxy statement by October 4, 2001 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

      A Stockholder of the Company may wish to have a proposal presented at the 2002 Annual Meeting of Stockholders, but not to have such proposal included in the Company's proxy statement and form of proxy relating to that meeting. If notice of any such proposal is not submitted in writing and received by the Company at the address appearing on the first page of this proxy statement by December 18, 2001, then such proposal shall be deemed "untimely" for purposes of Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934 and, therefore, the persons appointed by the Company's Board of Directors as its proxies will have the right to exercise discretionary voting authority with respect to such proposal.

                             APPOINTMENT OF AUDITORS

      The Board of Directors of the Company has appointed and designated Ernst & Young LLP, independent auditors, Philadelphia, Pennsylvania, to audit the consolidated financial statements of the Company for the fiscal year ending October 31, 2001.

      Representatives of Ernst & Young LLP are expected to be present at the Meeting and will be afforded the opportunity to make a statement if they desire to do so, and such representatives are expected to be available to respond to appropriate questions.

                             SOLICITATION OF PROXIES

      The enclosed form of proxy is being solicited on behalf of the Company's Board of Directors. The Company will bear the cost of the solicitation of proxies for the Meeting, including the cost of preparing, assembling and mailing proxy materials, the handling and tabulation of proxies received, and charges of brokerage houses and other institutions, nominees and fiduciaries in forwarding such materials to beneficial owners.

      In addition to the mailing of the proxy material, such solicitation may by made in person or by telephone, telegraph or telecopy by directors, officers or regular employees of the Company, or by a professional proxy solicitation organization engaged by the Company.

                           ANNUAL REPORT ON FORM 10-K

      THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULE THERETO) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO FREDERICK N. COOPER OR JOSEPH R. SICREE, CO-DIRECTORS OF INVESTOR RELATIONS, AT THE ADDRESS OF THE COMPANY APPEARING ON THE FIRST PAGE OF THIS PROXY STATEMENT.

                                              By order of the Board of Directors


                                              MICHAEL J. SNYDER
                                              Secretary

Huntingdon Valley, Pennsylvania
February 1, 2001

APPENDIX A

                             AUDIT COMMITTEE CHARTER

Organization

      The audit committee of the board of directors shall be comprised of at least three directors, as designated by the board of directors, who are independent of management and the Company in accordance with the applicable listing or regulatory agency. All audit committee members will be financially literate, and at least one member will have accounting or related financial management expertise, as the board of directors interprets such qualification in its business judgment.

Statement of Policy

      The audit committee shall provide assistance to the directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the Company, and the quality and integrity of financial reports of the Company. In so doing, it is the responsibility of the audit committee to maintain free and open communication between the directors, the independent auditors, the internal auditors, and the financial management of the Company.

Responsibilities

      In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

      In carrying out these responsibilities, the audit committee will:

Review Procedures

1. Review and reassess this Charter as conditions dictate, including requirements of the SEC, NYSE or other regulatory agencies. In addition, obtain the full board of directors' approval of this Charter at least annually.

2. Review with the independent auditors, the Company's internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable.

3. Inquire of management, the internal auditor, and the independent auditors about significant risks or exposures and assess the steps management has taken to minimize such risks to the Company.

4. Review with financial management and the independent auditors the quarterly financial statements prior to the filing of the Company's quarterly report on Form 10-Q. The chair of the committee may represent the entire committee for purposes of this review.

5. Review the audited financial statements with management and the independent auditors prior to filing or distribution and discuss significant issues regarding accounting principles, practices and judgments.

6. If deemed necessary, review any items from the audit with the board of directors.

Independent Auditors

7. Review and recommend to the board of directors the independent auditors to be selected to audit the financial statements of the Company.

8. Have a clear understanding with the independent auditors that they are ultimately accountable to the board of directors and the audit committee, as the shareholders' representatives, and that the audit committee has the ultimate authority in deciding to engage, evaluate, and if appropriate, terminate their services.

9. Meet with the independent auditors and financial management of the Company as necessary to review or discuss the audit scope for the current year and audit procedures to be utilized. At the conclusion of the audit, review the audit results and approaches and financial information included in the financial statements and discuss the auditor's judgments about the quality, not just the acceptability, of the Company's accounting principles as applied in its financial reporting, including the matters required to be discussed by Statement on Accounting Standards No. 61.

10. On an annual basis, obtain from the independent auditors a written communication delineating all their relationships and professional services as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. In addition, review with the independent auditors the nature and scope of any disclosed relationships or professional services and take, or recommend that the board of directors take, appropriate action to satisfy itself of the outside auditor's independence.

11. Request assurance from the independent auditors that Section 10A of the Securities Exchange Act of 1934 has been satisfied.

Internal Audit Department

12. Review and concur with management's appointment, termination, or replacement of the director of internal audit.

13. Review the internal audit function of the Company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year and the coordination of such plans with the independent auditors.

14. Receive prior to each meeting, a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

Other Audit Committee Responsibilities

15. Provide sufficient opportunity for the internal and independent auditors to meet with the members of the audit committee without members of management present.

16. Discuss significant activities from the audit committee meeting with the board of directors.

17. Investigate any matter brought to its attention within the scope of its duties with the power to utilize inside or outside counsel, or other persons or entities having special competence as necessary, for this purpose if, in its judgment, that is appropriate.

PROXY

                               TOLL BROTHERS, INC.
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                 Annual Meeting of Stockholders - March 22, 2001

      The undersigned stockholder of Toll Brothers, Inc. (the "Company"), revoking all previous proxies, hereby appoints ROBERT I. TOLL, BRUCE E. TOLL AND CARL B. MARBACH, and each of them individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company, to be held at the offices of the Company, 3103 Philmont Avenue, Huntingdon Valley, Pennsylvania on March 22, 2001, and at any adjournment or postponement thereof. Said proxies are authorized and directed to vote as indicated with respect to the matters specified on the reverse side.

      This proxy is solicited on behalf of the Board of Directors. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. Unless otherwise specified, the shares will be voted "FOR" the election of the four Director nominees named on the reverse side, "FOR" the approval of the proposed amendments to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's capital stock, "FOR" the approval of the proposed amendment to the Toll Brothers, Inc. Cash Bonus Plan and "FOR" the approval of the Toll Brothers, Inc. Executive Officer Cash Bonus Plan. This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting or any adjournment or postponement thereof.

                           (Continued on reverse side)

                              FOLD AND DETACH HERE

                                                             Please mark
                                                             your votes as
                                                             indicated in
                                                             in this example |X|
1.          FOR               WITHHOLD
        all nominees         authority
     listed (except as    to vote for all
       marked to the          nominees
         contrary)             listed
            |_|                  |_|

(INSTRUCTION: To withhold authority to vote for any nominee, strike a line through the nominee's name below.)

Zvi Barzilay, Edward G. Boehne, Richard J. Braemer and Carl B. Marbach

________________________________________________________________________________

2. The approval of proposed amendments of the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's capital stock.

            FOR                     AGAINST                 ABSTAIN
            |_|                       |_|                     |_|

3. The approval of the proposed amendment to the Toll Brothers, Inc. Cash Bonus Plan.

            FOR                     AGAINST                 ABSTAIN
            |_|                       |_|                     |_|

4. The approval of the Toll Brothers, Inc. Executive Officer Cash Bonus Plan.

            FOR                     AGAINST                 ABSTAIN
            |_|                       |_|                     |_|

5. To vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND 2000 ANNUAL REPORT OF TOLL BROTHERS, INC.

Dated: ___________________________________________________________________, 2001


________________________________________________________________________________
                            Signature of Stockholder


________________________________________________________________________________
                            Signature of Stockholder

NOTE: Please sign this Proxy exactly as name(s) appear(s) in address. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such. If the stockholder is a a corporation, please sign by full corporate name by duly authorized officer or officers and affix the corporate seal. Where shares are held in the name of two or more persons, all such persons should sign. PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                              FOLD AND DETACH HERE